Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2008, relating to the consolidated financial statements of Annaly Capital Management, Inc. and the effectiveness of Annaly Capital Management, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Annaly Capital Management, Inc. for the year ended December 31, 2007, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP.


New York, New York
May 21, 2008